AGREEMENT TO SERVE AS CHAIRMAN OF THE BOARD

AGREEMENT TO SERVE AS CHAIRMAN OF THE BOARD (“Agreement”), entered into and effective as of May 15, 2016 between Kelvin Medical, Inc. ("Company"), and Margaret Austin, PhD (“Austin”).

1. Services, Duties and Acceptance

1.1 Company hereby engages Dr. Austin for the Term (as defined in Section 2 hereof) to act as Chairman of the Board and to devote her best efforts to the affairs of the Company and to perform such duties as Dr. Austin is required to fulfill her role as Chairman of the Board.

1.2 Dr. Austin hereby accepts such contract for services and agrees to render such services as described herein. During the term of her contract, Dr. Austin will not render any services for others that will, or potentially could, conflict with the business of the Company, nor will Dr. Austin conduct any business or for Dr. Austin's own account, which could conflict with the business of the Company, nor will Dr. Austin render any services to any supplier or significant customer of Company outside of the duties expressed herein.

1.3 Dr. Austin’s duties includes some, but not all, of the following:  Dr. Austin shall act as Chairman of the Board of Directors of the Company and will oversee all Board Meetings and review all corporate documents, contracts and filings as required by the Company’s management.  Further Dr. Austin may be required to travel from time to time as is necessary, and undertake any other duty required of Dr. Austin to insure that the Company runs smoothly.

2. Term of Agreement

2.1 The term of Dr. Austin's contract for services pursuant to this Agreement (the "Term") shall begin on May 15, 2016, and shall be for a term of twelve months, which may be renewable for six months, upon mutual agreement.

Compensation

3.1 As compensation for all services rendered pursuant to this Agreement, Company shall issue Dr. Austin a signing bonus of 30,000,000 shares of the Company’s Common Stock.

3.2 Company shall pay or reimburse Dr. Austin for all necessary and reasonable expenses incurred or paid by Manager in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Dr. Austin, and otherwise in accordance with Company procedures from time to time in effect. Dr. Austin shall request authorization from the Board for expenses over $500.00.

4. Protection of Confidential Information

4.1 In view of the fact that Dr. Austin's work as Chairman of the Board of Directors of Company will bring Dr. Austin into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature, such as information about costs, profits, markets, sales, and any other information not readily available to the public, and plans for future developments, Dr. Austin agrees:

4.1.1 To keep secret all confidential matters of Company and its affiliates and not to disclose them to anyone outside of Company, either during or after Dr. Austin's service with the Company, except with the Company's written consent; and

4.1.2 To deliver promptly to the Company on termination of Austin's service by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to the Company's and its affiliates' businesses which Dr. Austin may then possess or have under Dr. Austin's control.

5. Notices:

5.1 All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, as follows:

To Dr. Austin:
Margaret Austin
10930 Skyranch Place
Nevada City, CA 95959

To Company:

Kelvin Medical Inc.
10930 Skyranch Place
Nevada City, CA 95959

or as such other addresses as either party may specify by written notice to the other as provided in this Section 7.1.

6. General

6.1 It is acknowledged that the rights of Company under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement (particularly, but not limited to, the exclusivity provisions hereof and the provisions of Article 5 hereof), will cause the Company irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which the Company may have in the premises, Dr. Austin specifically agrees that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement.

6.2 This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.

6.3 No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

6.4 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

6.5 This Agreement shall be governed by and construed according to the laws of the State of Nevada applicable to agreements to be wholly performed therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Kelvin Medical Inc.

/s/William Mandel
_________________________________
By:  William Mandel, President

Margaret V. Austin, PhD

/s/Margaret Austin
___________________________________
By: Margaret Austin, PhD
Date: May 15, 2016